EXHIBIT (a)(1)(ii)

SYMMETRICOM, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR SHARES OF RESTRICTED STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:01 P.M., PACIFIC TIME

ON TUESDAY, JUNE 24, 2003, UNLESS THE OFFER IS EXTENDED

MAY 28, 2003

Symmetricom, Inc. is offering its eligible officers the opportunity to exchange certain outstanding stock options for restricted shares of Symmetricom common stock, which we refer to as restricted stock. Eligible options will be exchanged for shares of restricted stock at the ratios set forth in this Offer to Exchange, subject to elimination of any fractional shares covered by exchanged options. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the related Election Form (which together, as they may be amended from time to time, constitute the offer).

This offer relates only to eligible options, which are currently outstanding stock options to purchase shares of our common stock with an exercise price equal to or greater than $8.00 and that were granted under either of the following plans:

•	the Symmetricom 1999 Employee Stock Option Plan, as amended through the date hereof, which we refer to as the Symmetricom 1999 Plan; or

•	the Datum, Inc. 1994 Incentive Stock Plan, as amended through the date hereof, which we refer to as the Datum Plan.

We sometimes refer to the Symmetricom 1999 Plan and the Datum Plan collectively as the Plans.

You are eligible to participate in this offer only if you:

•	are an officer of Symmetricom listed on Schedule C, and remain an officer of Symmetricom or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date;

•	reside in the United States; and

•	hold at least one eligible option on the expiration date.

We refer to our officers who meet these eligibility requirements as eligible officers.

Upon the terms and subject to the conditions of this offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered eligible options will be issued under the Symmetricom 1999 Plan. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock award, a form of which is included in this Offer to Exchange as Schedule A. By properly tendering your eligible options for exchange, you will be deemed to have accepted the terms of, and agree to be bound by, that form of restricted stock award.

The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options, as set forth on Schedule D attached hereto. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share.

Regardless of the current vesting schedule of your options, shares of restricted stock you receive in exchange for tendered eligible options will vest according to the following vesting schedule, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

100% of the shares shall vest on the five-year anniversary of the date that the restricted stock is granted. Notwithstanding the foregoing, if Symmetricom’s cumulative earnings per share (on a fully-diluted basis) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.24 then 50% of the shares shall become fully vested; and if Symmetricom’s cumulative earnings per share (on a fully-diluted basis) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.32 then the remaining 50% of the shares shall become fully vested. The results of a given quarter may be considered in determining whether both the $0.24 and $0.32 targets have been attained, but the results of no more than two such quarters may be so counted. The first quarter to be taken into account for these targets will be the fiscal quarter ending September 30, 2003. As a result, the earliest that the shares of restricted stock may become 100% vested as a result of the earnings per share targets described above will be in connection with the release of earnings for the fiscal quarter ended December 31, 2004.

As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may already have vested. If the new vesting restrictions are not satisfied the unvested shares of restricted stock will be subject to forfeiture if you cease to be employed by Symmetricom for any reason other than your death or disability (as defined in the applicable restricted stock award agreement). If you die or are disabled before the full vesting of your restricted stock grant, the restricted stock will vest on a pro-rata basis from the date of grant until the date of death or disability.

You are not required to exchange any of your eligible options. However, if you choose to exchange any of your eligible options you must exchange all eligible options. This offer is not conditioned upon a minimum number of eligible options being exchanged. This offer is subject to the conditions that we describe in Section 6 of this Offer to Exchange.

Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options.

Concurrently with this offer, we are offering to purchase, from employees other than the eligible officers or any directors of Symmetricom, certain options to acquire up to an aggregate of 1,064,455 shares of our common stock for a purchase price in cash for each share of our common stock subject to tendered eligible options ranging from $0.50 to $2.15. Only options with an exercise price of $8.00 or more per share are eligible for this Concurrent Offer to Purchase.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “SYMM.” On May 27, 2003, the closing sales price of our common stock as quoted on the Nasdaq National Market was $4.49 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

As of May 27, 2003, options to purchase 8,673,297 shares of our common stock were issued and outstanding under all of our stock option plans, including the Plans. Of these options, eligible officers held outstanding options to purchase 1,055,003 shares of our common stock. The shares of common stock issuable upon exercise of options we are offering to exchange for restricted stock represent approximately 2.5% of the total shares of our common stock outstanding as of May 27, 2003.

You should direct questions about this offer or requests for assistance to Bill Dee, Vice President, Controller at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948. You are also invited to send questions about this offer to tenderoffer@symmetricom.com, and you will receive a response.

IMPORTANT

IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE ELECTION FORM SO THAT WE RECEIVE IT BEFORE 9:01 P.M., PACIFIC TIME, ON TUESDAY, JUNE 24, 2003. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO ELECT EFFECTIVELY TO EXCHANGE OPTIONS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO EXCHANGE WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THOSE ELIGIBLE OPTIONS IN THIS OFFER.

WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO EXCHANGE ELIGIBLE OPTIONS FROM, OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY ELECTION TO EXCHANGE SUCH OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF SYMMETRICOM OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN SYMMETRICOM AND EACH EMPLOYEE REMAINS “AT WILL.”

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1

THE OFFER		11

Section 1.	Number of Shares of Restricted Stock; Expiration Date	11
Section 2.	Purpose of the Offer	13
Section 3.	Procedures	14
Section 4.	Withdrawal Rights	15
Section 5.	Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock	16
Section 6.	Conditions of the Offer	16
Section 7.	Price Range of Common Stock	19
Section 8.	Source and Amount of Consideration; Terms of Restricted Stock	19
Section 9.	Information About Symmetricom, Inc.	21
Section 10.	Interests of Directors and Officers; Transactions and Arrangements About the Options	23
Section 11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer	23
Section 12.	Legal Matters; Regulatory Approvals	24
Section 13.	Material U.S. Federal Income/Withholding Tax Consequences	24
Section 14.	Extension of Offer; Termination; Amendment	25
Section 15.	Fees and Expenses	26
Section 16.	Additional Information	26
Section 17.	Forward-Looking Statements; Miscellaneous	27

SCHEDULE A	FORM OF RESTRICTED STOCK AGREEMENT	29

SCHEDULE B	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SYMMETRICOM, INC.	35

SCHEDULE C	OFFICERS OF SYMMETRICOM, INC. WHO ARE ELIGIBLE TO PARTICIPATE IN THIS OFFER TO EXCHANGE BUT WHO ARE NOT ELIGIBLE TO PARTICIPATE IN THE CONCURRENT OFFER TO PURCHASE	36

SCHEDULE D	OPTION EXCHANGE RATIOS	37

(i)

INDEX TO SUMMARY TERM SHEET

QUESTIONS AND ANSWERS ABOUT THE OFFER		1

1.	What securities are we offering to exchange?	1
2.	What are eligible options?	1
3.	Are unvested options eligible for exchange?	1
4.	If I accept the exchange offer, do I have to exchange all of my eligible stock options?	1
5.	Who is eligible to participate in this offer?	1
6.	How many shares of restricted stock will I receive for the options I exchange?	1
7.	How was the exchange ratio determined?	2
8.	Will I be required to pay cash for the shares of restricted stock that I receive in the exchange?	2
9.	Will I receive any fractional shares of restricted stock?	2
10.	Will I receive any cash payment for my options?	2
11.	What will happen to any options I hold that are not eligible for the offer or that I elect not to exchange?	2
12.	If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for restricted stock?	2
13.	Why is Symmetricom making the offer?	3
14.	Is this a repricing?	3
15.	Are there conditions to this offer?	3
16.	Will this exchange result in dilution to existing stockholders?	3
17.	Apart from receiving a grant of restricted stock, what are the consequences of participating in the offer?	3
18.	How do I find out the details regarding my existing stock options?	4
19.	Can I exchange options that I have already exercised or shares that I have purchased through the Employee Stock Purchase Plan?	4

QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK		4

20.	What is restricted stock?	4
21.	How does restricted stock differ from my employee stock options?	4
22.	When will I receive my restricted stock?	5
23.	Will I receive a stock certificate for my shares of restricted stock?	5
24.	Will I need to countersign and return a restricted stock agreement?	5
25.	What is the performance vesting schedule for the restricted stock?	5
26.	What special vesting rules apply on account of death or disability?	6
27.	What special vesting rules apply on retirement?	6
28.	What effect will a Change of Control have on the restricted stock I receive in this exchange?	6
29.	What happens if my employment with Symmetricom terminates and then I later rejoin the company?	6
30.	Under what circumstances will I forfeit the shares of restricted stock I receive in this exchange?	6
31.	What if I am an employee of Symmetricom when the offer expires, but I do not expect to be an employee when the shares of restricted stock begin to vest?	6
32.	What are the other restrictions on the restricted stock?	7
33.	Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?	7
34.	Will the restricted stock ever expire?	7
35.	What is the source of the restricted stock that will be issued in exchange for my options?	7
36.	How does a leave of absence impact the offer?	7

(ii)

INDEX TO SUMMARY TERM SHEET (con’t)

37.	What are the tax consequences if I exchange my eligible options in the offer?	7
38.	If I choose to file an election under Section 83(b) of the Internal Revenue Code, what must I do?	8
39.	How will withholding taxes be handled when my restricted stock is taxable?	8

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE		8

40.	When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?	8
41.	What do I need to do?	9
42.	During what period of time may I change my previous election?	9
43.	Do I have to return an Election Form if I do not want to exchange my eligible options?	9
44.	What happens if I don’t submit an Election Form by the expiration date?	9
45.	What happens to my options if I do not accept the offer or if my options are not accepted for exchange?	9
46.	Do I have to participate in the offer?	9
47.	What do the members of our board of directors think of this offer?	10
48.	What are the risks in exchanging my stock options?	10
49.	Is there any information regarding Symmetricom that I should be aware of?	10
50.	What are the accounting consequences to Symmetricom of making this offer?	10
51.	Will someone at Symmetricom advise me on what I should do in the offer?	10
52.	Whom should I contact if I have additional questions about the offer?	10

(iii)

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read the entirety of this Offer to Exchange and the accompanying Election Form carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

QUESTIONS AND ANSWERS ABOUT THE OFFER

1.	What securities are we offering to exchange?

We are offering to exchange eligible options for restricted shares of our common stock. (Question 2). The eligible options were granted under either of the following plans:

•	the Symmetricom 1999 Employee Stock Option Plan, as amended through the date hereof, which we refer to as the Symmetricom 1999 Plan; or

•	the Datum, Inc. 1994 Incentive Stock Plan, as amended through the date hereof, which we refer to as the Datum Plan.

We sometimes refer to the Symmetricom 1999 Plan and the Datum Plan collectively as the Plans.

2.	What are eligible options?

Eligible options are those currently outstanding stock options to purchase shares of our common stock that were granted under either of the Plans to eligible officers and that have an exercise price equal to or greater than $8.00 per share. We are offering to exchange only those options that are held by eligible officers that remain eligible from the date of this offer through the expiration of the offer. You are not required to exchange any of your eligible options. (Section 1).

3.	Are unvested options eligible for exchange?

Yes. All your options that are otherwise eligible for exchange in the offer may be elected for exchange, regardless of whether such options are vested or unvested.

4.	If I accept the exchange offer, do I have to exchange all of my eligible stock options?

Yes. If you have multiple option grants that have exercise prices equal to or greater than $8.00, the acceptance of the offer must apply to all eligible options held by you. (Section 1).

5.	Who is eligible to participate in this offer?

You are eligible to participate in this offer only if you:

•	are an officer of Symmetricom listed on Schedule C, and remain an officer of Symmetricom or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date;

•	reside in the United States; and

•	hold at least one eligible option on the expiration date.

We refer to our officers who meet these eligibility requirements as eligible officers.

6.	How many shares of restricted stock will I receive for the options I exchange?

The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options, as set forth on Schedule D attached hereto. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share. (Section 5).

7.	How was the exchange ratio determined?

The proper exchange ratio is a matter of opinion and judgment and is not susceptible to incontestible mathematical calculation. We developed the exchange ratios set forth in this Offer to Exchange based on the Black- Scholes option valuation method using a variety of assumptions. We assumed a stock price of $4.49 per share, which was the closing sales price of our common stock on May 27, 2003, as quoted on the Nasdaq National Market. We assumed expected annualized volatility from 70% to 89%, a risk free interest rate matching the exercise term and other assumptions about expected lives of the options. With these assumptions, we calculated an option purchase price value for each exercise price of eligible options as set forth on Schedule C to the Concurrent Offer to Purchase. We derived the actual exchange ratios, as set forth on Schedule D to this offer, by dividing the assumed stock price per share of our common stock by the option purchase prices. The option exchange ratios generally are higher for options with higher exercise prices and decrease for options with longer terms. However, because different methodologies and assumptions would lead to different valuations, you should make your own independent decision as to whether to accept our offer.

8.	Will I be required to pay cash for the shares of restricted stock that I receive in the exchange?

You will not be required to pay cash for the shares of restricted stock you receive. However, you will be required to pay to us your withholding tax liabilities upon each vesting date of the shares of restricted stock or, if you make a Special Section 83(b) election, upon the grant date. (See Questions 22 and 37 to 39 and Section 13).

9.	Will I receive any fractional shares of restricted stock?

No, we will not issue any fractional shares of restricted stock. If the eligible options accepted for exchange cover any fractional shares, these fractions will first be aggregated and then rounded up to the nearest one share before computing the number of shares of restricted stock issuable to you in the exchange. (See Question 6 and Section 5).

10.	Will I receive any cash payment for my options?

No. We will issue only shares of restricted stock to you, in exchange for whole shares covered by the options we accept for exchange, at the exchange ratios set forth on Schedule D.

11.	What will happen to any options I hold that are not eligible for the offer or that I elect not to exchange?

Those options will remain outstanding on their existing terms and conditions. The vesting schedules of any outstanding options that are not eligible, or elected for, exchange in the offer will remain unchanged.

12.	If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for restricted stock?

You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for restricted stock.

We do not believe that our offer to you will change any of the terms of your eligible incentive stock options. However, the Internal Revenue Service (IRS) may characterize our offer to you as a “modification” of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

If you choose not to exchange your eligible incentive stock options, we recommend that you consult with your own tax adviser to determine the tax consequences of the exercise of your incentive stock options or sale of the common stock that you will receive when you exercise those incentive stock options.

13.	Why is Symmetricom making the offer?

We believe that many of our outstanding options are not achieving their intended purpose. The options that we are offering to exchange have exercise prices ranging from $8.00 to $18.00 per share, while the closing price of our common stock on May 27, 2003, as reported on the Nasdaq National Market, was $4.49 per share and has been below $8.00 per share for some time. These options are most likely not currently providing significant incentives to employees, and, at the same time, they reduce the pool of employee stock options otherwise available for issuance under our Plans. By offering to exchange these eligible options, we hope to provide our eligible officers with the benefit of owning restricted stock that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible officers and thereby maximize stockholder value.

14.	Is this a repricing?

No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive restricted shares of our common stock at the exchange ratio for the shares of common stock subject to eligible options that you exchange in the offer.

15.	Are there conditions to this offer?

Although the offer is not conditioned upon a minimum number of eligible options being tendered for exchange, the offer is subject to a number of other conditions described in Section 6.

16.	Will this exchange result in dilution to existing stockholders?

Yes, the exchange of eligible options for shares of restricted stock pursuant to this offer is expected to be dilutive to our current stockholders.

17.	Apart from receiving a grant of restricted stock, what are the consequences of participating in the offer?

If you elect to exchange your eligible options for shares of restricted stock, you also must:

•	accept, and agree to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award included as Schedule A to this Offer to Exchange;

•	acknowledge that your outstanding option agreement(s) relating to each eligible option you elected to exchange has been cancelled and automatically rendered null and void, and irrevocably release all your rights thereunder; and

•	pay to Symmetricom, on the date on which the tax is to be determined (unless you signed and returned a Section 83(b) Tax Election Form, in which case you will pay to Symmetricom such amount when you filed the form), the funds necessary to satisfy the amount of applicable withholding taxes. (Questions 37 to 39)

In addition, if you elect to exchange your eligible options for shares of restricted stock you will not be eligible to receive any stock option grants from us for the period ending six months and one day after the expiration date. If we were to grant you any options before the expiration of the six month and one-day period, our grant of those options to you would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of your option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by you. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

18.	How do I find out the details regarding my existing stock options?

A summary sheet of your options has been provided to you with this offer. In addition, you can check your E*TRADE OptionsLink account for the current status of your options or you can also contact Bill Dee, Vice President, Controller at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948 or send an email to tenderoffer@symmetricom.com.

19.	Can I exchange options that I have already exercised or shares that I have purchased through the Employee Stock Purchase Plan?

No. This offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options, through our employee stock purchase plans or otherwise, whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and can be exchanged pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK

20.	What is restricted stock?

Restricted stock is a share of common stock with certain restrictions imposed either by the issuer or by operation of law, including risk of forfeiture. Generally, the relevant restrictions are the applicable vesting periods and the provisions of the plan under which the restricted stock is granted. The value of restricted stock is the market value of the underlying common stock at any given time. Restricted stock is taxable to the recipient upon receipt or, if it is subject to vesting conditions, upon the lapse of the applicable vesting period (unless a valid Section 83(b) election has been made, in which case the restricted stock is taxable upon grant). Restricted stock provides for dividend rights, voting rights or other rights of stock ownership.

21.	How does restricted stock differ from my employee stock options?

With options, the option holder has only a right to purchase shares of common stock at an established exercise price. Unlike options, when you receive restricted stock you will become a holder of record of actual shares of our common stock, without any need to convert or exercise securities and without the need for any future payment of an exercise price. However, until these shares of restricted stock vest, they will remain subject to forfeiture, restrictions on transfer and certain other restrictions. The forfeiture, transfer and other restrictions will be set forth in a restricted stock award agreement, a form of which is attached to this Offer to Exchange as Schedule A. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (Section 8).

22.	When will I receive my restricted stock?

If the conditions to this offer are satisfied, we will exchange the eligible options you properly elect to exchange promptly after the expiration of this offer. We will then provide you with a restricted stock award agreement, in substantially the form of Schedule A to this Offer to Exchange, showing the number of whole shares of our common stock you received in exchange for eligible options you properly tendered and we accepted for exchange. Our delivery of the restricted stock award agreement will evidence our issuance to you of shares of restricted stock that will be held in custody for you.

23.	Will I receive a stock certificate for my shares of restricted stock?

No, you will not receive a stock certificate for your shares of restricted stock. Until the restricted stock vests, it will be maintained by our transfer agent as restricted stock in a book entry account in your name. You will receive a stock certificate for your shares of restricted stock only after the restricted stock vests and you have paid any applicable withholding taxes to us, and then, only if you request a certificate. On each vesting date of shares of restricted stock that you receive pursuant to the offer, if you are still employed by us, we will either deposit electronically into your account or remit to you the number of shares of common stock corresponding to the percentage of the shares of restricted stock then vested, subject to payment of applicable withholding taxes. (Section 8).

24.	Will I need to countersign and return a restricted stock agreement?

No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of restricted stock award agreement attached as Schedule A to this Offer to Exchange, as well as all other terms and conditions of this offer. Once you receive the restricted stock award agreement, you may retain it for your files; you will not need to countersign it or any other restricted stock agreement or return a copy to us.

25.	What is the performance vesting schedule for the restricted stock?

Regardless of the vesting schedule applicable to your eligible options, the shares of restricted stock will vest in accordance with the following vesting schedule, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

100% of the shares shall vest on the five-year anniversary of the date that the restricted stock is granted. Notwithstanding the foregoing, if Symmetricom’s cumulative earnings per share (on a fully-diluted basis) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.24 then 50% of the shares shall become fully vested; and if Symmetricom’s cumulative earnings per share (on a fully-diluted basis) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.32 then the remaining 50% of the shares shall become fully vested. The results of a given quarter may be considered in determining whether both the $0.24 and $0.32 targets have been attained, but the results of no more than two such quarters may be so counted. The first quarter to be taken into account for these targets will be the fiscal quarter ending September 30, 2003. As a result, the earliest that the shares of restricted stock may become 100% vested as a result of the earnings per share targets described above will be in connection with the release of earnings for the fiscal quarter ended December 31, 2004.

Even if the eligible options you exchange are partially or fully vested, the restricted stock you receive will not be vested at the time of grant and will be subject to the new vesting period described above. As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may already have vested. If the new vesting restrictions are not satisfied the unvested shares of restricted stock will be subject to forfeiture if you cease to be employed by Symmetricom for any reason other than your death or disability (as defined in the applicable restricted stock award agreement). If you die or are disabled before the full vesting of your restricted stock grant, the restricted stock will vest on a pro-rata basis from the date of grant until the date of death or disability. (See also Questions 26-28)

26.	What special vesting rules apply on account of death or disability?

If you terminate your employment by reason of your death or disability (as defined in the applicable restricted stock award agreement), your shares of restricted stock will vest on a pro-rata basis from the date of grant until the date of death or disability.

27.	What special vesting rules apply on retirement?

If your employment terminates by reason of your retirement, the committee of our board of directors that administers the Symmetricom 1999 Plan may accelerate the vesting of your restricted stock, in its discretion.

28.	What effect will a Change of Control have on the restricted stock I receive in this exchange?

A Change of Control is defined in the restricted stock award agreement attached to this Offer to Exchange as Schedule A to include (1) the sale or disposition of all, or substantially all, of our assets or a merger or other reorganization of Symmetricom with or into another entity or group of entities where at least 50% of the combined voting power of the continuing or surviving or acquiring entity’s outstanding securities immediately before the merger or other reorganization were not stockholders of Symmetricom immediately prior to the merger or reorganization; (2) the acquisition, directly, or indirectly, of capital stock representing more than 45% of the voting power of the then outstanding shares of Symmetricom’s capital stock by any person or persons, including one or more entities, acting as a group, unless such person or entity is one of our subsidiaries, an entity formed by us to hold such securities, or one of our employee stock ownership plans; (3) certain changes in the composition of our board of directors occurring within a two-year period; or (4) a merger or consolidation in which Symmetricom stockholders immediately before the transaction own less then 55% of the outstanding voting securities of the surviving entity, or its parent, immediately after the transaction.

If, following a Change of Control, your employment is involuntarily terminated other than for “cause” or if you resign for “good reason,” any unvested shares of restricted stock will become immediately vested and you will hold unrestricted shares of common stock.

29.	What happens if my employment with Symmetricom terminates and then I later rejoin the company?

If your employment terminates for any reason, whether through resignation, retirement or other voluntary termination or through any involuntary termination (other than death or qualifying disability), and you are subsequently rehired, the unvested shares of restricted stock forfeited on your employment termination remain forfeited. In other words, shares of restricted stock are not restored on any rehire.

30.	Under what circumstances will I forfeit the shares of restricted stock I receive in this exchange?

Prior to vesting, your unvested restricted stock will be forfeited completely if your employment with Symmetricom terminates for any reason other than your death or disability (as defined in the applicable restricted stock award). If you die or are disabled before the full vesting of your restricted stock grant, the restricted stock will vest on a pro-rata basis from the date of grant until the date of death or disability. Upon your retirement the committee may also accelerate the vesting of your restricted stock, in its discretion. This means that all of your unvested restricted stock will be forfeited upon your resignation or other voluntary or involuntary termination of your employment, except under the special circumstances described above. Whatever shares vest while you remain a Symmetricom employee are yours to keep even after you leave. (Section 8).

31.	What if I am an employee of Symmetricom when the offer expires, but I do not expect to be an employee when the shares of restricted stock begin to vest?

If you do not expect to be an employee when the shares of restricted stock begin to vest, you should carefully consider whether you should participate in this offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your employment with Symmetricom ends, you generally will be able to exercise your eligible options for 90 days thereafter to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled. The shares of restricted stock you receive in exchange will not vest at all before your employment ends. As a result, when your employment ends, you will forfeit your shares of restricted stock. (Section 8).

32.	What are the other restrictions on the restricted stock?

The restrictions on the restricted stock you will receive in this offer will be set forth in the restricted stock award agreement. By signing and returning the Election Form, you agree to be bound by the terms and conditions of the form of restricted stock award agreement attached to this Offer to Exchange as Schedule A. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody or in the custody of the transfer agent or maintained as restricted stock in a book entry account. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (Section 8).

33.	Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?

Your restricted stock will be treated as issued and outstanding on the effective date of the grant for voting and dividend purposes. You will have the same rights as any other holder of our common stock regarding voting rights and dividend rights, if any, with respect to all shares of restricted stock that you receive in the offer as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, you will not be able to sell, pledge or transfer your restricted stock until the stock vests.

34.	Will the restricted stock ever expire?

Shares of restricted stock do not need to be exercised after they vest. Accordingly, unlike options, restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, upon issuance the stock will be yours to hold, and then, after it vests, you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

35.	What is the source of the restricted stock that will be issued in exchange for my options?

The restricted stock to be offered to option holders will be issued under the Symmetricom 1999 Plan and will be drawn from the pool of common stock currently authorized for issuance under the Symmetricom 1999 Plan. All options returned to us in the offer will be cancelled and returned to the pool of options available for new grants under the respective Plans. (Section 11).

36.	How does a leave of absence impact the offer?

Eligible officers, if any, who are participating in Symmetricom-approved sabbaticals or other Symmetricom-approved leaves of absence may participate in the offer.

37.	What are the tax consequences if I exchange my eligible options in the offer?

The tax consequences of exchanging your eligible options in the offer depend on whether or not you file an election under Section 83(b) of the Internal Revenue Code (as described in Section 13).

•

If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your eligible options.

You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock then vesting. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to pay us an amount in cash equal to the withholding tax obligation on each vesting date.

•	If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will recognize compensation income in an amount equal to the fair market value of all shares covered by your restricted stock award on the day you receive the restricted stock, and you will be required to pay us an amount in cash equal to the withholding tax obligation that arises at that time.

We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer and from choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code. (Section 13).

38.	If I choose to file an election under Section 83(b) of the Internal Revenue Code, what must I do?

If you choose to file an election under Section 83(b) of the Internal Revenue Code, you must

•	file the election with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days after the date of the exchange of eligible options for shares of restricted stock;

•	provide a copy of the election to us by facsimile, mail or courier delivery at the address set forth on the Election Form; and

•	file a copy of the election with your federal income tax return for the year including the date of the exchange.

39.	How will withholding taxes be handled when my restricted stock is taxable?

Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares. This means that we will have an obligation to withhold certain federal and state income and employment taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. Therefore, unless you made a Section 83(b) election, on each vesting date, you must pay us an amount, in cash, sufficient to cover such withholding tax liabilities.

If you choose to make an election under Section 83(b) of the Internal Revenue Code, you must pay to us in cash the amount of withholding at the time you make the election.

Please refer to Section 13 to determine how withholding taxes will be handled.

QUESTIONS AND ANSWERS ABOUT THE

PROCEDURES FOR ELECTING TO EXCHANGE

40.	When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

The offer expires on Tuesday, June 24, 2003, at 9:01 P.M., Pacific Time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any eligible options for shares of restricted stock, you must return a properly completed and signed Election Form so that we receive it by this deadline.

Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 6:00 A.M., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. (Section 14).

41.	What do I need to do?

If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to us so that we receive it by 9:01 P.M., Pacific Time, on Tuesday, June 24, 2003, unless the offer is extended. (Section 3). We can reject any Election Forms received after this deadline.

Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (408) 876-6409, attention Bill Dee, Vice President, Controller. Delivery by e-mail will not be accepted. Within 5 business days after receiving your Election Form, we will send you an e-mail confirming our receipt of your Election Form. If you have questions about delivery, you may contact Bill Dee at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948. You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.

If we extend the offer beyond Tuesday, June 24, 2003, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options tendered for exchange. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (Section 3). We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. (Section 6). Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly elected for exchange promptly after the expiration of this offer.

42.	During what period of time may I change my previous election?

You will have the right to withdraw your tendered options at any time before the expiration date. We intend to make our decision to either accept all properly tendered options or to reject them all on the business day after this offer expires. (Section 4).

43.	Do I have to return an Election Form if I do not want to exchange my eligible options?

No. You need to complete and deliver the Election Form to us by the deadline specified above only if you choose to exchange all of your eligible options. (Section 3).

44.	What happens if I don’t submit an Election Form by the expiration date?

If you do not submit an Election Form by the expiration date, we will assume that you chose not to exchange any of your eligible stock options.

45.	What happens to my options if I do not accept the offer or if my options are not accepted for exchange?

Nothing. If you do not accept the offer, or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any restricted stock. No changes will be made to your current options. (See also Question 12).

46.	Do I have to participate in the offer?

No. This is a voluntary program. Whether you choose to participate will have no effect on your future employment with Symmetricom.

47.	What do the members of our board of directors think of this offer?

Although our board of directors has approved this offer, none of the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options for restricted stock.

48.	What are the risks in exchanging my stock options?

Because the exchange ratio of options to restricted stock is less than one for one, at the end of the vesting period you will have fewer shares of common stock than you would have had underlying your options. If the price of our common stock rises substantially above the exercise price of your current stock options, you could receive more gain by not exchanging the options. On the other hand, if the stock price rises but does not substantially increase above the exercise price of your current options, you will likely benefit by exchanging the options for restricted stock. (Question 7).

49.	Is there any information regarding Symmetricom that I should be aware of?

Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business.

Therefore, before making your decision, you should carefully review this offer, including the information about Symmetricom set forth in Section 9 of this document. This information includes certain financial information that we have incorporated by reference in this offer by reference to our Annual Report on Form 10-K for the year ended June 30, 2002 and our Quarterly Reports on Form 10-Q for the periods ended September 30, 2002, December 31, 2002 and March 31, 2003. (Section 9).

You may also find additional information about us on our website at www.symmetricom.com. The information on our website is not deemed to be a part of this offer.

50.	What are the accounting consequences to Symmetricom of making this offer?

The shares of restricted stock issued in exchange for eligible options will not be treated for financial reporting purposes as variable awards. However, we will record additional non-cash compensation expense on a straight-line basis over the vesting period of the restricted stock. (Section 11). The aggregate compensation charge, assuming full vesting of the restricted stock at an assumed $4.49 market price at the date of the grant, will range from $0 to $1,250,002.53, depending on the number of eligible options that are tendered and accepted for exchange.

In addition, we will record compensation expense on all eligible options that are not tendered and accepted for exchange. This compensation expense will be a variable accounting charge to our earnings over the remaining period the existing options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the existing options.

51.	Will someone at Symmetricom advise me on what I should do in the offer?

Symmetricom cannot advise you on whether to keep or exchange your eligible stock options. We recommend you discuss your personal situation with your own professional advisor and then decide whether or not to participate in the offer.

52.	Whom should I contact if I have additional questions about the offer?

For additional information about the offer or either of the Plans, you can contact Bill Dee, Vice President, Controller at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948, or send an email to tenderoffer@symmetricom.com.

THE OFFER

Section 1.    Number of Shares of Restricted Stock; Expiration Date

We are offering our eligible officers an opportunity to exchange their eligible options for shares of restricted stock. This offer relates only to eligible options, which are currently outstanding stock options to purchase shares of our common stock with an exercise price equal to or greater than $8.00 and that were granted under either of the following plans:

•	the Symmetricom 1999 Employee Stock Option Plan, as amended through the date hereof, which we refer to as the Symmetricom 1999 Plan; or

•	the Datum, Inc. 1994 Incentive Stock Plan, as amended through the date hereof, which we refer to as the Datum Plan.

We sometimes refer to the Symmetricom 1999 Plan and the Datum Plan collectively as the Plans.

The Plans are employee benefit plans as defined in Rule 405 under the Securities Act. As of May 27, 2003, under all of our employee benefit plans, including the Plans, there were outstanding options to purchase 1,055,003 shares of our common stock that were eligible for this offer and outstanding options to purchase 7,618,294 shares of our common stock that were not eligible for this offer.

You are eligible to participate in this offer only if you:

•	are an officer of Symmetricom listed on Schedule C, and remain an officer of Symmetricom or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date, as defined below;

•	reside in the United States; and

•	hold at least one eligible option on the expiration date.

We refer to our officers who meet these eligibility requirements as eligible officers.

Our offer is upon the terms and subject to the conditions described in this Offer to Exchange and the Election Form. We will not accept eligible options unless they are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the offer expires on the expiration date as defined below.

The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options, as set forth on Schedule D attached hereto. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share.

You will not be required to pay cash for the shares of restricted stock you receive in the offer. However, as further discussed in Section 13 below, there are tax consequences upon the vesting of shares of restricted stock or, if a valid Section 83(b) election has been made, upon the granting of shares of restricted stock, that will require you to pay us the amount, in cash, equal to the withholding tax obligation.

Upon the terms and subject to the conditions of this offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered eligible options will be issued under the Symmetricom 1999 Plan. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock award agreement, a form of which is included in this Offer to Exchange as Schedule A. By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of restricted stock award agreement.

Regardless of the current vesting schedule of your options, the restricted stock you receive in exchange for your options will vest according to the following vesting schedule, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

100% of the shares shall vest on the five-year anniversary of the date that the restricted stock is granted. Notwithstanding the foregoing, if Symmetricom’s cumulative earnings per share (on a fully-diluted basis) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.24 then 50% of the shares shall become fully vested; and if Symmetricom’s cumulative earnings per share (on a fully-diluted basis) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.32 then the remaining 50% of the shares shall become fully vested. The results of a given quarter may be considered in determining whether both the $0.24 and $0.32 targets have been attained, but the results of no more than two such quarters may be so counted. The first quarter to be taken into account for these targets will be the fiscal quarter ending September 30, 2003. As a result, the earliest that the shares of restricted stock may become 100% vested as a result of the earnings per share targets described above will be in connection with the release of earnings for the fiscal quarter ended December 31, 2004.

Even if the eligible options you exchange are partially or fully vested, the restricted stock you receive will not be vested at the time of grant and will be subject to the new vesting period described above. As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may already have vested. If the new vesting restrictions are not satisfied the unvested shares of restricted stock will be subject to forfeiture if you cease to be employed by Symmetricom for any reason other than your death or disability (as defined in the applicable restricted stock award agreement). If you die or are disabled before the full vesting of your restricted stock grant, the restricted stock will vest on a pro-rata basis from the date of grant until the date of death or disability. Upon your retirement, the committee may also accelerate the vesting of your restricted stock, in its discretion.

You are not required to exchange any of your eligible options. However, if you choose to exchange any of your eligible options you must exchange all outstanding options held by you with an exercise price equal to or greater than $8.00 per share. All eligible options properly tendered and not validly withdrawn before the expiration date will be exchanged for shares of restricted stock, upon the terms and subject to the conditions described in this Offer to Exchange. This offer is not conditioned upon a minimum number of eligible options being exchanged. This offer is subject to the conditions that we describe in Section 6 of this Offer to Exchange.

The term expiration date means 9:01 P.M., Pacific Time, on Tuesday, June 24, 2003, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term expiration date will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease or otherwise change the consideration we will give you in exchange for your eligible options; or

•	change the number or type of options eligible to be exchanged in the offer; or

•	increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 9:01 P.M. through 9:00 P.M., Pacific Time.

Section 2. Purpose	of the Offer

We issued the options outstanding under the Symmetricom 1999 Plan and assumed the options outstanding under the Datum Plan, to promote our long-term growth and success and the creation of stockholder value by:

•	encouraging employees to focus on critical long-range objectives;

•	encouraging the attraction and retention of employees with exceptional qualifications; and

•	linking employee’s interests directly to those of stockholders through increased stock ownership.

We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. These options are most likely not currently providing significant incentives to employees, and, at the same time, they reduce the pool of employee stock options otherwise available for issuance under our Plans. By offering to purchase these eligible options, we hope to provide immediate value to the holders of eligible options and enhance the flexibility of the Plans. Assuming all eligible options are exchanged in the offer and purchased in the Concurrent Offer to Purchase, approximately 1,064,455 shares will be returned to the pool of options available for new grants under the Plans.

From time to time, we evaluate, and sometimes undertake, strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. On an ongoing basis, we discuss these possible strategic alliances, acquisitions or dispositions with other companies. Further, from time to time we may make changes in our current board of directors or any committee of the board of directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee assignments and revisions to our audit committee and compensation committee charters) including any changes that we deem necessary or appropriate in light of the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules under it, the Nasdaq National Market’s revised corporate governance rules and other or existing or future laws or regulations regarding corporate governance or other issues.

We have reviewed strategic alternatives with regard to the Trusted Time Division, which may result in reducing all or a portion of our ownership in this business before the end of the fiscal fourth quarter of 2003. These actions may impair some or all of the $12 million in goodwill associated with this business as well as result in certain other restructuring costs related to this business. In addition, we are pursuing plans to further consolidate manufacturing facilities acquired in the acquisitions of TrueTime, Inc. and Datum, Inc. in October 2002 and reduce future manufacturing and operating costs. We anticipate that additional charges will be incurred over the next year to consolidate our Irvine and Beverly manufacturing locations.

Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, including those filings referenced in Section 9 of this Offer to Purchase, we currently have no definitive plans or proposals that relate to or would result in:

(a)  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)  any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

(c)  any material change in our present dividend policy, or our indebtedness or capitalization;

(d)  any change in our current board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

(e)  any other material change in our corporate structure or business;

(f)  our common stock’s not being authorized for listing on a national securities exchange;

(g)  our common stock’s becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)  the acquisition by any person of any of our securities or the disposition of any of our securities other than (x) pursuant to our Plan, (y) acquisitions by us pursuant to our previously authorized and disclosed stock repurchase program or (z) pursuant to our Supplemental Equity Incentive Plan; or

(j)  any change in our Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Symmetricom by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE ACCOMPANYING ELECTION FORM AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Section 3. Procedures

Making Your Election.    To accept this offer, you must make your election on the Election Form and sign and deliver it to us so that we receive it before the expiration date, which is 9:01 P.M., Pacific Time, June 24, 2003.

Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date, to:

2300 Orchard Parkway

San Jose, California

95131-1017

Attn: Bill Dee, Vice President, Controller.

Alternatively, you may send your Election Form by fax to (408) 876-6409, attention Bill Dee, Vice President, Controller. Delivery by e-mail will not be accepted. Within 5 business days after receiving your Election Form, we will send you an e-mail confirming our receipt of your Election Form. If you have questions about delivery, you may contact Rekha Nandakumar at (408) 428-7948. You do not need to return your stock option agreements for your eligible options to effectively elect to tender your eligible options. Your stock option agreements relating to the eligible options you elected to exchange will be automatically cancelled and rendered null and void, upon our acceptance of your properly tendered eligible options to which they relate.

By tendering your eligible options and returning to us your completed Election Form, you are

•	accepting, and agreeing to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award agreement included as Schedule A to this Offer to Exchange;

•	acknowledging that your outstanding option agreement relating to the eligible options you elected to exchange has been cancelled and automatically rendered null and void and irrevocably releasing all your rights thereunder; and

•	agreeing to pay Symmetricom, on the date on which the tax is to be determined, cash in the amount necessary to satisfy the amount of applicable withholding taxes.

Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your eligible options and our acceptance of any eligible options you may elect to exchange.

The method of delivery of all documents, including the Election Form, is at your election and risk. If delivery is by mail, we recommend use of certified or registered mail, return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options tendered for exchange. As described in Section 6, we will make a decision either to accept all of the properly tendered options or to reject them all on the business day after this offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Election Form or of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

Our Acceptance Constitutes an Agreement.    If you elect to exchange your eligible options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly tendered for exchange will form a binding agreement between you and us on the terms and subject to the conditions of this offer on the date of our acceptance of your properly tendered and not validly withdrawn eligible options. In addition, our acceptance of eligible options that you properly tender will bind you to the terms and conditions of the restricted stock award agreement governing the terms of your restricted stock and automatically will terminate your outstanding option agreement for the same option grant and render it null and void. A copy of the form of this restricted stock award agreement is attached to this Offer to Exchange as Schedule A.

Section 4. Withdrawal	Rights

You may withdraw tendered options only by following the procedures described in this Section 4.

You may withdraw the options you have elected to exchange at any time before 9:01 P.M., Pacific Time, on June 24, 2003. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

You can also withdraw your options elected for exchange after the expiration of this offer if we have not provided notice that we have accepted options elected for exchange after the expiration of forty business days from the commencement of the offer.

To validly withdraw the options you have elected to tender for exchange, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

The notice of withdrawal must specify the name of the option holder who is electing to withdraw the options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options sought to be withdrawn, exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. You may not withdraw only a portion of your eligible options. If we receive a notice of withdrawal that attempts to withdraw less than all of your eligible options, we may, at our complete discretion, accept that as a notice of withdrawal with respect to all eligible options or as an invalid notice of withdrawal.

You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer unless you properly re-elect to exchange those options before the expiration date by submitting a new Election Form and following the procedures described above.

As discussed in Section 6, we intend to make our decision either to accept all properly tendered options or to reject them all on the business day after this offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Election Forms and notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5. Acceptance	of Options for Exchange and Cancellation; Issuance of Restricted Stock

Upon the terms and subject to the conditions of this offer, if we decide to accept all properly tendered options as described in Section 3, we will promptly exchange the eligible options and cancel all eligible options properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of your eligible options you elect to tender for exchange, your currently outstanding option agreements relating to the tendered eligible options will be cancelled and automatically rendered null and void and you, by tendering your eligible options, irrevocably release all of your rights thereunder. Although your right to the restricted stock will accrue promptly after the expiration of this offer if we decide to accept your eligible options, you will receive your new restricted stock award agreement within approximately two to four weeks after expiration of this offer. The exchange date, and the effective issue date for the shares of restricted stock, will be on or about June 24, 2003, unless the offer is extended.

The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options, as set forth on Schedule D attached hereto. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share.

If you are not a U.S. employee on the date this offer is made or you are not a U.S. employee on the date it expires, you will not be eligible to accept this offer. A U.S. employee is an employee of Symmetricom or one of its subsidiaries who is on the U.S. payroll and resides in the United States.

Section 6. Conditions	of the Offer

Upon expiration of this offer, assuming none of the events listed in this Section 6 has occurred, we will promptly either accept all of the properly tendered eligible options or reject them all. If we reject them all, we will communicate this to you by e-mail by 5:00 P.M. Pacific Time on the business day after this offer expires. If we accept all of the properly tendered eligible options, they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your eligible options and you will not receive any restricted stock.

Notwithstanding any other provision of the offer, we will not be required to accept any eligible options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options elected for exchange, in each case, subject to certain securities laws limitations, if at any time on or after May 28, 2003 and before the expiration date of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of eligible options elected for exchange (in which case, promptly after we determine the occurrence of such event or events, we will notify you of the event or events upon which we based our decision to terminate or amend this offer or postpone our acceptance and cancellation of eligible options elected for exchange):

(a)  if we are required by the Securities and Exchange Commission or other regulatory agency to extend the expiration date beyond June 29, 2003;

(b)  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for tender pursuant to this offer;

(c)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)  make the acceptance for exchange or the exchange for restricted stock of some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

(ii)  delay or restrict our ability, or render us unable, to accept for exchange or to exchange for restricted stock some or all of the options elected for exchange; or

(iii)  materially and adversely affect the business, condition (financial or other), income, operations or prospects of Symmetricom;

(d)  there shall have occurred:

(i)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)  any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Symmetricom or on the trading in our common stock;

(vi)  in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

(vii)  any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 28, 2003;

(e)  there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

(f)  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)  any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 28, 2003;

(ii)  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 28, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(g)  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on us or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Section 7. Price	Range of Common Stock

There is no established trading market for the eligible options. Our common stock is quoted on the Nasdaq National Market under the symbol “SYMM.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the Nasdaq National Market.

	High	Low
Year Ended June 30, 2001
Fourth Quarter	$18.43	$11.65
Year Ended June 30, 2002
First Quarter	15.09	4.00
Second Quarter	8.90	4.29
Third Quarter	9.22	5.84
Fourth Quarter	7.00	2.94
Year Ended June 30, 2003
First Quarter	3.87	2.50
Second Quarter	4.40	2.38
Third Quarter	5.04	3.05
Fourth Quarter (April 1 through May 27, 2003)	4.65	3.79

As of May 27, 2003, the last reported sale price of our common stock, as quoted on the Nasdaq National Market, was $4.49 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

Section 8. Source	and Amount of Consideration; Terms of Restricted Stock

Consideration.    The number of shares of restricted stock you receive will depend on the price per share underlying properly tendered and not validly withdrawn eligible options, as set forth on Schedule D attached hereto. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and you will receive a whole number of shares of restricted stock, rounded up to the nearest one share.

As of May 27, 2003, there were issued and outstanding options to purchase 1,055,003 shares of our common stock that are eligible to participate in this Offer to Exchange, and an additional 1,064,455 shares that are eligible to participate in the offer described in the Concurrent Offer to Purchase (as defined in Section 9). If we receive and accept for exchange all outstanding eligible options, we will issue a total of 278,397 shares of restricted stock, which would, assuming 100% vesting, represent approximately 0.07% of the total shares of our common stock issued and outstanding as of May 27, 2003.

Terms of Restricted Stock.    The restricted stock will be issued pursuant to the Symmetricom 1999 Plan and will be upon the terms and subject to the conditions of the Symmetricom 1999 Plan and the restricted stock award agreement. Our statements concerning the Symmetricom 1999 Plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Symmetricom 1999 Plan and the restricted stock award agreement. The form of restricted stock award agreement is attached to this Offer to Exchange as Schedule A and has been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the SEC. Please contact Bill Dee at (408) 428-7952 or Rekha Nandakumar at (408) 428-7948, or send an email to tenderoffer@symmetricom.com, to receive copies of the Symmetricom 1999 Plan or forms of the restricted stock award. Copies will be furnished promptly at our expense.

Awards of restricted stock under the Symmetricom 1999 Plan may be made to any employees whom the committee of our board which administers the Plan designates as eligible to receive restricted stock as well as non-employee board members, consultants, advisors or independent contractors of ours. The shares of restricted stock you receive in exchange for tendered eligible options accepted by us will be subject to forfeiture and other restrictions until the shares of restricted stock vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested. In addition, if your tendered options were subject to special vesting arrangements, including (but not limited to) accelerated vesting of those options under certain circumstances described in your employment offer letter or elsewhere, those special vesting arrangements will NOT apply to the shares of restricted stock.

•	Vesting. Regardless of the current vesting schedule of your options, shares of restricted stock you receive in exchange for tendered eligible options will vest according to the following vesting schedule, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

100% of the shares shall vest on the five-year anniversary of the date that the restricted stock is granted. Notwithstanding the foregoing, if Symmetricom’s cumulative earnings per share (on a fully-diluted basis) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.24 then 50% of the shares shall become fully vested; and if Symmetricom’s cumulative earnings per share (on a fully-diluted basis) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.32 then the remaining 50% of the shares shall become fully vested. The results of a given quarter may be considered in determining whether both the $0.24 and $0.32 targets have been attained, but the results of no more than two such quarters may be so counted. The first quarter to be taken into account for these targets will be the fiscal quarter ending September 30, 2003. As a result, the earliest that the shares of restricted stock may become 100% vested as a result of the earnings per share targets described above will be in connection with the release of earnings for the fiscal quarter ended December 31, 2004.

Even if the eligible options you exchange are partially or fully vested, the restricted stock you receive will not be vested at the time of grant and will be subject to the new vesting period described above. As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may already have vested. However, if you terminate your employment by reason of your death or disability (as defined in the applicable restricted stock award agreement), your shares of restricted stock will vest on a pro-rata basis from the date of grant until the date of death or disability. If you terminate your employment by reason of your retirement, the committee of our Board that administers the Symmetricom 1999 Plan may accelerate the vesting of your shares of restricted stock, in its discretion.

•	Forfeiture. Prior to vesting, your restricted stock will be subject to complete forfeiture if you cease to be employed for any reason other than your death or disability (as defined in the applicable restricted stock award agreement). Your restricted stock will be subject to partial forfeiture if you cease to be employed due to your death or disability.

•

Change of Control.    A Change of Control is defined in the restricted stock award agreement attached to this Offer to Exchange as Schedule A to include (1) the sale or disposition of all, or substantially all, of our assets or a merger or other reorganization of Symmetricom with or into another entity or group of entities where at least 50% of the combined voting power of the continuing or surviving or acquiring entity’s outstanding securities immediately before the merger or other reorganization were not stockholders of Symmetricom immediately prior to the merger or reorganization; (2) the acquisition, directly, or indirectly, of capital stock representing more than 45% of the voting power of the then outstanding shares of Symmetricom’s capital stock by any person or persons, including one or more entities, acting as a group, unless such person or entity is one of our subsidiaries, an entity formed by us to hold such securities, or one of our employee stock ownership plans; (3) certain changes in the composition of our board of directors occurring within a two-year period; or (4) a merger or consolidation in which Symmetricom stockholders immediately before the transaction own less then 55% of the outstanding voting securities of the surviving entity, or its parent, immediately after the transaction. If, following a Change of Control, your employment is involuntarily terminated other than for “cause” or if you resign for “good reason,” any unvested shares of restricted stock will become immediately vested and you will hold unrestricted shares of common stock.

Stock Certificates.    Until your restricted stock vests, it will be maintained as restricted stock in a book entry account. You will receive a stock certificate for your shares of restricted stock only after the restricted stock vests and you have paid any applicable withholding taxes to us, and then, only if you request a certificate. On each vesting date of shares of restricted stock that you receive pursuant to the offer, if you are still employed by us, we will either deposit electronically into your account or remit to you the number of shares of common stock corresponding to the percentage of the shares of restricted stock then vested, subject to payment of applicable withholding taxes. Notwithstanding the foregoing, we reserve the right from time to time to alter the mechanics of stock deposit, as they apply to your restricted stock.

Rights of a Stockholder.    Effective from the date of grant of your restricted stock, you will have voting rights and dividend rights, if any (subject to the transfer and forfeiture restrictions discussed above), with respect to all shares of restricted stock you receive in the offer. Even before the restricted stock vests, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Tax Consequences.    You should refer to Section 13 for a discussion of the U.S. federal income tax and withholding tax consequences of the exchange of eligible options for shares of restricted stock pursuant to this offer.

Registration of Shares of Restricted Stock.    All shares of restricted stock issuable in connection with this offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of Symmetricom, upon vesting you will be able to sell your shares of unrestricted stock free of any transfer restrictions under applicable securities laws. If you are an affiliate of Symmetricom, you will be subject to Rule 144 of the Securities Act of 1933 and if you are a director or executive officer of Symmetricom you will be subject to the reporting requirements and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934.

Section 9.    Information About Symmetricom, Inc.

General

Symmetricom is the leading supplier of precise timing standards to industry, government, utilities, research centers, aerospace and enterprise. We supply scientific and business solutions for customers who demand reliable products and engineering expertise in a variety of applications including timing, testing, verification and/or the measurement of a time and frequency-based signal. We are the recognized technology and market leader for rubidium clocks, cesium clocks and hydrogen masers. Our products and services also include timing elements and innovative business broadband access devices for wireline and wireless networks as well as professional services. Our products play an important role in the operation, bandwidth optimization, and quality of service of wireline, wireless and broadband communications networks. Our products enable our customers to increase performance and efficiency in today’s evolving communications environment.

Our customers include worldwide public network providers, incumbent local exchange carriers, or ILECs, post telephone and telegraph companies, or PTTs, competitive local exchange carriers, or CLECs, other telephone companies, wireless service providers, cable television operators, distributors and systems integrators, internet service providers, or ISPs, and communications original equipment manufacturers, or OEMs. With the addition of customers from TrueTime and Datum, we have successfully entered into the governmental, financial, pharmaceutical, legal and defense sectors.

Our principal executive offices are located at 2300 Orchard Parkway, San Jose, California 95131-1017, and our telephone number is (408) 433-0910.

Additional Financial Information

This Offer to Purchase and the Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Purchase incorporate certain financial information about Symmetricom included in:

•	our Annual Report to our stockholders for the fiscal year ended June 30, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

In addition, we have provided the following additional financial information for your reference. Numbers are in thousands, except for share data.

	Year ended		Nine months ended
	June 30, 2002	June 30, 2001	March 31, 2003	March 31, 2002
	(in thousands, except per share amounts)
Summary Financial Data
Net sales	$72,643	$152,668	$95,639	$54,952
Gross profit(1)	25,991	66,492	35,043	20,277
Earnings (loss) from continuing operations	(5,695)	28,824	(29,045)	(3,668)
Net earnings (loss)	(5,285)	29,330	(29,045)	(3,258)

Earnings (loss) from continuing operations per share basic	(0.25)	1.23	(0.87)	(0.16)
Net earnings (loss) per share basic	(0.23)	1.25	(0.87)	(0.14)

Earnings (loss) from continuing operations per share diluted	(0.25)	1.15	(0.87)	(0.16)
Net earnings (loss) per share diluted	(0.23)	1.17	(0.87)	(0.14)

Shares used in computing net income (loss) per share:
Basic	22,572	23,474	33,465	22,698
Diluted	22,572	25,005	33,465	22,698

	As of		As of
	June 30, 2002	June 30, 2001	March 31, 2003	March 31, 2002
	(in thousands, except per share amounts)
Balance Sheet Data
Current assets	$87,938	$114,901	$105,775	$94,639
Non current assets	42,372	40,502	141,661	39,238
Current liabilities	19,078	27,577	33,556	19,894
Non current liabilities	7,043	7,709	10,295	6,854

(1)	For the quarter ended March 31, 2003, we reclassified our amortization of product-related technology intangibles from operating expenses to costs of sales. Prior periods have also been reclassified for consistency. The amortization of intangible assets relates to certain products and technology that were acquired from Datum, Inc., TrueTime, Inc., NetMonitor, Ltd., a wholly owned subsidiary of Kestrel Solutions, Inc., Hewlett-Packard Company’s Communications Synchronization Business and Telmax Communications Corporation. This reclassification allows the amortization to better reflect the nature of these expenses.

Section 10. Interests	of Directors and Officers; Transactions and Arrangements About the Options

Neither our officers who are listed on Schedule C nor non-employee members of our board of directors are eligible to tender options for purchase under the Concurrent Offer to Purchase. Non-employee members of our board of directors are not eligible to tender options for exchange under this Offer to Exchange. Our officers who are listed on Schedule C are eligible to participate in this Offer to Exchange.

A list of our directors and executive officers and the number of options beneficially owned by each of them is attached to this Offer to Exchange as Schedule B.

The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to and including May 28, 2003:

On May 27, 2003, Symmetricom granted Anthony Lavia, an executive officer, options to purchase 25,000 shares of common stock at $4.49 per share.

Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Symmetricom, or to our knowledge, by any executive officer, director, or affiliate of Symmetricom. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 65 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

As of May 15, 2003 our executive officers and directors (14 persons) as a group held outstanding options to purchase a total of 2,953,873 shares of our common stock. This number represented approximately 34.1% of the shares subject to all options outstanding as of that date. None of our officers who are listed on Schedule C are eligible to participate in the Concurrent Offer to Purchase.

Section 11. Status	of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible options we acquire in connection with the offer will be cancelled immediately upon expiration of the offer, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the respective Plans. To the extent such shares are not issued as restricted stock in connection with this offer, the shares will be available for new grants to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed. The shares of restricted stock issued in exchange for eligible options will not be treated for financial reporting purposes as variable awards. However, we will record additional non-cash compensation expense over the vesting period of the restricted stock. The aggregate compensation charge, assuming full vesting of the restricted stock at a $4.49 market price at the date of the grant, will range from $0 to $1,250,002.53, depending on the number of eligible options that are tendered and accepted for exchange. We will record compensation expense on all eligible options that are not tendered and accepted for exchange for restricted stock. This compensation expense will be a variable accounting charge to our earnings over the remaining period the existing options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the existing options.

We believe that Symmetricom will not incur any other compensation expense solely as a result of the transactions contemplated by this offer because we will not grant any new options to tendering employees for at least six months and one day after the date that we accept and cancel options elected for exchange. If we were to grant any options to any option holder before the expiration of the six month and one-day period, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the option holder’s option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

Section 12. Legal	Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the eligible options or the issuance of the restricted stock in exchange for eligible options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange for, eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in Section 6.

Section 13. Material	U.S. Federal Income/Withholding Tax Consequences

The following is a general summary of certain U.S. federal income tax and withholding tax consequences only for U.S. citizens and residents of the exchange of eligible options for restricted stock pursuant to this offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER AND FILING AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

General.    There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Internal Revenue Code (see below). If you do not make a Section 83(b) election, upon each vesting date of shares of restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock then vesting, determined on that vesting date. If you do not make an election under Section 83(b), any dividends paid on the restricted stock will be taxable as additional compensation in the year in which you received such amounts. We will also have a withholding tax obligation with respect to such amounts. All taxes that must be withheld with respect to that income will be due in cash to Symmetricom immediately, as described below. Unless you file an election under Section 83(b) of the Internal Revenue Code, your acceptance of the offer will constitute your agreement to pay us, in cash, the amount necessary to satisfy withholding tax requirements at the time such shares of restricted stock vest, as described below.

ISOs.    We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock option under this offer is a “modification” of your incentive stock option, even if you do not exchange the option. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock option to be treated as a nonqualified stock option.

Section 83(b) Election.    If you choose to make an election under Section 83(b) of the Internal Revenue Code, (i) the election must be filed with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days after the exchange; (ii) a copy of the election must be attached to the federal income tax return for the year including the date of the exchange; and (iii) a copy of the election must be provided to us by facsimile, mail or courier delivery. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value on the date of the exchange of all of the shares of restricted stock you receive in the offer, and you will be required to pay all applicable withholding taxes at that time by submitting the appropriate amount to us in cash. If after you make a Section 83(b) election, any of your shares of restricted stock are forfeited, i.e., you leave Symmetricom before the shares are fully vested, you are not entitled to a deduction for the loss associated with the forfeited shares, nor are you entitled to a refund of the taxes you already paid with respect to those shares. However, if you make a Section 83(b) election, any appreciation in value between the issuance of restricted stock to you in exchange for options on the exchange date and the lapse of the restrictions on (vesting of) your restricted shares is no longer potential ordinary (compensation) income to you. Instead, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell at a gain the shares of common stock issued upon vesting, the gain will be taxed as capital gain as opposed to ordinary income (assuming you hold the shares as a capital asset). If the shares have been held for more than one year, measured from the exchange date if you have made and filed a Section 83(b) election, the capital gain will be subject to long-term tax rates.

Withholding Taxes.    At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Internal Revenue Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay over to us in cash the amount of the withholding taxes at the time you make such election. If we receive a copy of your Section 83(b) election without a payment for the required withholding taxes, we will demand payment and if we do not receive prompt payment, we will withhold the required taxes from the other compensation you are owed from Symmetricom. In order to satisfy the payment of this withholding tax obligation for shares not subject to an election under Section 83(b) of the Internal Revenue Code, by accepting this offer, you agree that you will pay us on each vesting date, in cash, the amount necessary to satisfy the minimum amount of applicable withholding taxes.

Section 14. Extension	of Offer; Termination; Amendment

We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

Prior to the expiration date of the offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

Prior to the expiration date of the offer, we may terminate the offer if any of the conditions described in Section 6 occurs. In such an event, any tendered eligible options will continue to be held by the tendering option holder as if no tender had occurred.

As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by changing the number or type of options eligible to be exchanged in the offer.

We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 6:00 A.M., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

•	increase or decrease what we will give you in exchange for your eligible options;

•	change the number or type of options eligible to be exchanged in the offer; or

•	increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

Section 15. Fees	and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to tender eligible options under this offer.

Section 16. Additional	Information

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to sell your options:

(a)  our annual report on Form 10-K for the fiscal year ended June 30, 2002, filed with the SEC on August 30, 2002;

(b)  our joint proxy statement/prospectus for our 2002 Annual Meeting of Stockholders included in our registration statement on Form S-4/A, filed with the SEC on September 13, 2002;

(c)  our quarterly reports on Form 10-Q for our quarters ended September 30, 2002, December 31, 2002 and March 31, 2003, filed with the SEC on November 13, 2002, February 12, 2003 and May 14, 2003, respectively;

(d)  our current reports on Form 8-K, filed with the SEC on August 2, 2002, October 8, 2002, October 30, 2002, November 13, 2002, December 20, 2002, January 7, 2003 and May 1, 2003; and

(e)  the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on July 20, 1999 and as updated by our current report on Form 8-K, filed with the SEC on August 2, 2002, including any further amendments or reports we file for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “SYMM” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide, without charge, to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Symmetricom, Inc.

Attention: Investor Relations

2300 Orchard Parkway

San Jose, California 95131-1017

or by telephoning us at (408) 433-0910 between the hours of 8:00 A.M. and 5:00 P.M. Pacific Time.

As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in this Offer to Exchange about Symmetricom should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

Section 17. Forward	Looking Statements; Miscellaneous

This offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Symmetricom, Inc.

May 28, 2003

SCHEDULE A

FORM OF RESTRICTED STOCK AWARD AGREEMENT

UNDER

SYMMETRICOM 1999 EMPLOYEE STOCK OPTION PLAN

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of the              day of             , 2003 (the “Effective Date”) between Symmetricom, Inc. (the “Company”) and (the “Participant”). Notwithstanding the foregoing, this Agreement will become effective upon the execution of this Agreement by the Company. The execution by the Participant of that certain Election to Exchange dated             , 2003 (the “Exchange Election”) and previously delivered to the Company will be deemed to be the Participant’s execution of this Agreement.

Any term capitalized but not defined in this Agreement will have the meaning set forth in the Symmetricom 1999 Employee Stock Option Plan, as amended from time to time (the “Plan”).

The Plan provides for the grant of Restricted Stock to certain eligible individuals, as approved by the Committee. In the exercise of its discretion under the Plan, the Committee has determined that the Participant should receive a Restricted Stock award under the Plan and, accordingly, the Company and the Participant hereby agree as follows:

1.  Grant.    The Company hereby grants to the Participant a Restricted Stock Award (the “Award”) of shares of restricted stock (the “Restricted Stock”). The Award will be subject to the terms and conditions of the Plan and this Agreement. The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) upon vesting of the Restricted Stock.

2.  Restricted Stock and Stock Certificates.    The Company will cause its transfer agent to maintain a book entry account reflecting the issuance of the Restricted Stock in the Participant’s name. The Company’s transfer agent will cause the Restricted Stock to be maintained as restricted stock in a book entry account, until the Restricted Stock is either: (a) forfeited; or (b) vested. This Agreement will be evidence of the Participant’s Restricted Stock and no certificate will be issued to Participant upon grant. The Company, or its transfer agent, will distribute to the Participant (or, if applicable, the Participant’s designated beneficiary or other appropriate recipient in accordance with Section 5 hereof) certificates evidencing ownership of shares of Common Stock as and when provided in Sections 5 through 8 hereof.

3.  Rights as Stockholder.    On and after the Effective Date, and except to the extent specifically provided herein, the Participant will be entitled to all the rights of a stockholder with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock, the right to receive dividends and other distributions payable with respect to the shares of Restricted Stock, and the right to participate in any capital adjustment applicable to all holders of Common Stock. Notwithstanding the foregoing, a distribution with respect to shares of Common Stock, other than a regular cash dividend, will be deposited with the Company and will be subject to the same restrictions as the Restricted Stock. If the Participant forfeits any rights he or she may have under this Award, the Participant will, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to the forfeited portion of the Restricted Stock or any interest therein (or with respect to any shares of Restricted Stock not then vested), and the Participant will no longer be entitled to receive dividends with respect to the Restricted Stock or vote the Restricted Stock as of any record date occurring thereafter.

4.  Vesting; Effect of Termination of Employment.    The Participant’s Restricted Stock will become vested as described in the following paragraphs.

(a)  100% of the Award shall vest on the five-year anniversary of the date hereof. Notwithstanding the foregoing, if the Company’s cumulative earnings per share (on a fully diluted basis and as adjusted for any reorganizations, stock splits, combinations and the like after the date hereof) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.24 then 50% of the Award shall become fully vested 3 business days after the first public announcement of such earnings; and if the Company’s cumulative earnings per share (on a fully diluted basis and as adjusted for any reorganizations, stock splits, combinations and the like after the date hereof) for any four consecutive fiscal quarters is in the aggregate greater than or equal to $0.32 then the remaining 50% of the Award shall become fully vested 3 business days after the first public announcement of such earnings. The results of a given quarter may be considered in determining whether both the $0.24 and $0.32 targets have been attained, but the results of no more than two such quarters may be so counted. The first quarter to be taken into account for these targets will be the fiscal quarter ending September 30, 2003.

(b)  If the Participant’s employment with the Company and any of its Affiliates terminates before all of the Award has vested (other than as described in subsections (c) through (e) below), he or she will forfeit any portion of the Award that has not yet then vested as of the date of the termination. The Company will not have any further obligations to the Participant under this Agreement as to shares of Restricted Stock that are forfeited as provided herein.

(c)  Notwithstanding subsection 4(b) above, if, following a Change of Control, the Participant is involuntarily terminated other than for Cause (as defined below) or if the Participant resigns for Good Reason (as defined below), any unvested portion of the Award will immediately become fully vested .

(i)  A “Change of Control” shall mean:

(1)  the merger or consolidation of the Company with or into, or the sale, lease or other disposition of all or substantially all the assets of the Company to, another entity or group of entities where at least 50% of the combined voting power of the continuing, surviving or acquiring entity’s outstanding securities immediately after such merger, consolidation, or acquisition is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization, or

(2)  the acquisition, directly or indirectly, of capital stock representing more than 45% of the voting power of the then outstanding shares of the Company’s capital stock by any person or persons acting as a group; provided, however, that a Change of Control shall not include any acquisition of capital stock by a subsidiary of the Company; an employee stock ownership plan for employees of the Company; or a company formed to hold the Company’s common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all of the shareholders of the Company; or

(3)  a change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(4)  the consummation of a merger or consolidation of Symmetricom with any other corporation, other than a merger or consolidation which would result in the voting securities of Symmetricom outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(ii)  “Cause” shall mean any of the following:

(1)  the Board of Directors reasonably concludes that the Participant has committed a material act of dishonesty or fraud;

(2)  the Participant is convicted of a felony; or

(3)  the Participant has grossly neglected significant duties that are part of the Participant’s normal job duties or the Participant has violated a material written policy of the Company or its successor, other than as a result of incapacity due to physical or mental illness, and that the Participant continues the neglect of duties or violation of policy, after: (A) being warned in writing, and (B) having had a reasonable opportunity to cure. The length of such cure period is to be determined solely by the Board of Directors; taking into account the nature of the conduct, but in no event shall the cure period be less than 30 days.

(ii)  “Good Reason” shall mean any of the following:

(1)  a reduction in the Participant’s total cash compensation package; or

(2)  a move of the Participant’s primary place of work by the Company or its successor of more than 30 miles from the Participant’s place of work immediately prior to the move; or

(3)  a significant reduction in the Participant’s duties, position or responsibilities relative to the Participant’s duties position or responsibilities in effect immediately prior to such reduction, or

(4)  the Participant’s removal from such position, duties and responsibilities, unless the Participant is provided with a comparable position, duties and responsibilities; provided that the Participant notifies the Company in writing of the Participant’s intention to terminate the Participant’s employment within 30 days of learning of such action, and the Company fails to remedy such action within 30 days of receipt of such written notice.

(d)  Notwithstanding subsection 4(b) above, upon the Participant’s death or Disability, the Award will immediately become vested on a pro-rata basis from the date hereof through the date of death or Disability.

(e)  Notwithstanding subsection 4(b) above, at the discretion of the Compensation Committee of the Company’s board of directors (the “Committee”), all or any portion of the Award may become vested upon the Participant’s retirement.

5.  Terms and Conditions of Distribution.    As soon as practicable upon the execution of this Agreement, the Company will cause its transfer agent to make a book entry account (a “BEA”) reflecting the issuance of the Restricted Stock to the Participant. As soon as practicable upon the vesting of the Award, and assuming the Participant has paid to the Company, in cash, an amount sufficient to pay the withholding obligations with respect to the portion of the Award then vested, the Company will cause its transfer agent to make a BEA reflecting the removal of the restrictions on the portion of the Award that has vested. The Company or its transfer agent will distribute to the Participant certificates for shares of Common Stock underlying the vested portion of the Award only after they vest if the Participant has paid the Company any required withholding obligations with respect to the vested shares, and only if the Participant requests a certificate.

Subject to the Participant’s obligation to pay the Company, in cash, an amount sufficient to pay any applicable withholding obligations, if the Participant dies or becomes subject to a Disability before the Company has made the BEA or distributed certificates for any shares of Common Stock, the Company will make the BEA or distribute certificates for those shares of Common Stock and, pursuant to Section 4(c) hereof, shares of Common Stock with respect to the balance of the Award which the Committee has determined will become vested upon the Participant’s death or Disability, to the Participant or, in the event of his or her death, to the beneficiary designated by the Participant on a form provided by the Company for this purpose. If the Participant failed to designate a beneficiary, the Company will make the BEA or distribute certificates for those shares of Common Stock in accordance with the Participant’s will or, if the Participant did not have a will, in accordance with the laws of descent and distribution. The Company will make the BEA or distribute certificates for any undistributed shares of Common Stock to the appropriate recipient no later than six months after the Participant’s death or Disability.

Notwithstanding the foregoing, the Company will not make any BEA or distribute any shares of Common Stock under this Section 5 before the first date that those shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant’s legal or personal representative.

6.  Transfer Restrictions; Legend on Stock Certificates.

(a)  Notwithstanding anything to the contrary contained in this Agreement, pursuant to the terms of the Plan, no shares of Restricted Stock may be transferred by the Participant (by assignment, sale, pledge, hypothecation or otherwise) before they have vested.

(b)  Participant is familiar with the provisions of Rule 144, promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and Section 16 promulgated under the Securities Exchange Act of 1934. Rule 144 permits the resale of securities by an “affiliate” (as defined in the Securities Act), subject to the satisfaction of certain of conditions, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a “market maker” (as defined under the Exchange Act), (2) the availability of certain public information about the Company, (3) the amount of securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable. Section 16 short-swing trading restrictions prohibit the purchase and sale of securities of the Company by directors, executive officers and greater than 10% stockholders of the Company, within the same six month-period and mandate public reporting regarding ownership of the Company’s securities and changes thereunder.

(c)  While the Restricted Stock is maintained by the Company’s transfer agent in uncertificated form in a book entry account, the account will bear an appropriate notation to the effect that the Restricted Stock included in it is subject to the restrictions of this Agreement and Rule 144. The Company may instruct its transfer agent to impose stop transfer instructions with respect to any unvested portion of this Award, or with respect to any vested shares of Common Stock that cannot be distributed to the Participant, his or her beneficiary, or his or her estate because the withholding tax obligations have not been paid to the Company or because distributing the shares would violate Rule 144 or federal or state laws or regulations regarding short swing profits in trading of securities.

(d)  The foregoing notation and stop transfer instructions will be removed from the account maintained for all or any portion of this Award after the conditions set forth in Sections 4 and 5 of this Agreement and this Section 6 have been satisfied.

7.  Delivery of Certificates.     Despite the provisions of Sections 4 and 5 of this Agreement, the Company is not required to issue or deliver any certificates for shares of Common Stock underlying any vested portion of this Award if at any time the Company determines that the listing, registration or qualification of such shares of Common Stock upon any securities exchange or under any law, or the consent and approval of any governmental body, or the taking of any other action is necessary or desirable as condition of, or in connection with, the delivery of the shares of Common Stock hereunder, unless listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.  Withholding Tax.    By executing the Election to Exchange, the Participant has agreed to satisfy any withholding taxes, whether federal or state, triggered by the distribution of shares of Common Stock underlying the Restricted Stock granted pursuant to this Award or, if the Participant has executed an election under Section 83(b) of the Code, by the grant of this Award. The Participant must satisfy the withholding obligation by rendering cash payment to the Company.

9.  No Right to Employment or Service.    Nothing in the Plan or this Agreement will be construed as creating any right in the Participant to continued employment with the Company, or as altering or amending the existing terms and conditions of the Participant’s employment.

10.  Breach of Restrictive Covenant.    The Participant agrees and acknowledges that if the Participant breaches any non-compete, non-solicitation or non-disclosure provision of any agreement between the Participant and the Company, including any restrictive covenant contained in the Participant’s employment agreement, the breach will result in the immediate termination of this Award and the forfeiture of the Restricted Stock granted to him or her under this Award Agreement, even if and to the extent it may already have vested.

11.  Nontransferability.    No interest of the Participant or any designated beneficiary in or under this Agreement may be assigned or transferred by voluntary or involuntary act or by operation of law, other than as set forth in Section 5 of this Agreement. Distribution of shares underlying any vested portion of this Award will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 of this Agreement. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient, and the Committee will extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 5 of this Agreement. Any effort to otherwise assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Participant and his or her beneficiary in and under this Agreement.

12.  Administration; Plan Document Controls.    The Committee has the authority to manage and supervise the administration of the Plan. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement will be subject to the terms of the Plan to the same extent and with the same effect as if set forth fully herein. If the terms of this Agreement conflict with the terms of the Plan, the Plan will control. The Committee has the right to resolve all questions which may arise in connection with this Agreement. This Agreement is subject to all interpretations, determinations, or other actions made or taken by the Committee regarding the Plan or this Agreement, which interpretations, determinations or other actions will be final, binding and conclusive.

13.  Entire Agreement; Governing Law.    The Plan, this Agreement and the Election to Exchange constitute the entire agreement of the parties with respect to the subject matter hereof and any and all prior oral or written representations are merged into this Agreement. This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United States, will be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

14.  Severability.    If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included.

15.  Binding Effect.    This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein, their respective heirs, executors, administrators, legal representatives and assigns.

16.  Amendment and Waiver.    The provisions of this Agreement may be amended or waived only by written agreement between the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Award subject to all of the terms and provisions of the Plan effective as of the Date of Grant. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the day and year described in the first paragraph above.

SYMMETRICOM, INC.

By:
Its:

PARTICIPANT:

(Participant’s Signature)

Name Printed

Dated:

Residence Address:

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF  SYMMETRICOM, INC.

The directors and executive officers of Symmetricom and their positions and offices as of May 15, 2003, are set forth in the following table:

Name	Positions And Offices Held	Options Beneficially Owned	Percentage Of Outstanding Options
Erik H. van der Kaay	Chairman of the Board	729,501	8.4%
Alfred F. Boschulte(2)(3)	Director	44,511	*
Robert T. Clarkson(1)(3)	Director	45,000	*
Elizabeth A. Fetter(2)	Director	51,413	*
Robert M. Neumeister(2)	Director	60,000	*
Richard W. Oliver(1)	Director	80,000	*
Krish A. Prabhu(1)	Director	60,000	*
Richard N. Snyder(3)	Director	60,000	*
Thomas W. Steipp	Director, Chief Executive Officer and President	936,001	10.8%
William Slater	Chief Financial Officer and Secretary	260,000	3.0%
Frederick B. Stroupe	Executive Vice President and General Manager—Telecom Solutions Division	304,804	3.5%
Elizabeth Withers	Executive Vice President and General Manager—Timing, Testing and Measurement Division	50,000	*
Anthony Lavia	Executive Vice President and General Manager—Broadband Network Division	205,000	2.4%
John A. Bernardi	Executive Vice President and General Manager—Trusted Time Division	67,643	*
All directors and executive officers as a group (14 persons)		2,953,873	34.1%

*	Less than 1%.
(1)	Member of the Nominating and Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Stock Option and Compensation Committee.

The address of each director and executive officer is: c/o Symmetricom, Inc., 2300 Orchard Parkway, San Jose, California 95131-1017.

SCHEDULE C

OFFICERS OF SYMMETRICOM, INC. WHO ARE ELIGIBLE

TO PARTICIPATE IN THIS OFFER TO EXCHANGE BUT WHO

ARE NOT ELIGIBLE TO PARTICIPATE IN THE CONCURRENT OFFER TO PURCHASE

Name
Thomas W. Steipp
John A. Bernardi
Bruce Bromage
Michael Gordon
Ilan Havared
Anthony Lavia
Debbie Mackie
Dale Pelletier
Kishan Shenoi
William Slater
Frederick B. Stroupe
Elizabeth Withers

SCHEDULE D

OPTION EXCHANGE RATIOS

If you exchange an eligible option that has an exercise price of “X,” then for every “Y” shares of common stock underlying such option you would receive one (1) share of restricted stock. If the number of option shares exchanged cannot be divided evenly, fractions will first be aggregated and then you will receive a whole number of shares of restricted stock, rounded up to the nearest one share.

X	Y	X	Y
$ 8.0000	6.507246	$12.5100	3.253623
$ 8.0100	2.127962	$12.5625	4.081818
$ 8.0900	2.088372	$12.8125	5.756410
$ 8.2200	4.157407	$13.0000	3.563492
$ 8.7500	7.015625	$13.3125	4.157407
$ 9.0600	3.301471	$13.3750	5.756410
$ 9.1900	2.580460	$13.9375	6.507246
$ 9.3300	4.235849	$13.9380	6.507246
$ 9.4583	6.236111	$14.0000	6.701493
$ 9.5000	3.805085	$14.1250	6.602941
$ 9.6900	2.672619	$14.2500	4.081818
$ 9.7500	4.081818	$14.4000	4.119266
$10.2800	4.401961	$14.4375	7.360656
$10.4600	5.102273	$14.6100	3.741667
$10.5833	5.831169	$14.6875	6.701493
$10.6667	3.938596	$14.8125	4.988889
$10.9167	5.475610	$14.8750	4.880435
$11.2500	5.683544	$15.1250	8.980000
$11.3300	3.033784	$15.4583	8.803922
$11.6875	3.773109	$15.7600	4.196262
$11.7500	5.044944	$15.9375	5.282353
$11.8750	5.831169	$16.5000	4.490000
$12.1875	5.220930	$16.7500	5.831169
$12.2500	5.612500	$16.9375	6.803030
$12.4375	5.282353	$17.0313	6.150685
$12.5000	5.907895	$18.0000	6.701493